Exhibit 99.2

American Shared Hospital Services Announces Retirement of Ernest A. Bates and Appointment of Raymond C. Stachowiak

San Francisco, CA – April 22, 2020 – American Shared Hospital Services (NYSE American: AMS) (the “Company”), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced that effective on May 4, 2020, Ernest A. Bates, M.D., will retire as President and Chief Executive Officer of the Company. Dr. Bates will continue as the Company’s Executive Chairman of the Board of Directors (the “Board”) until December 31, 2020. Raymond C. Stachowiak, a member of the Board since 2009, has been appointed Interim President and Chief Executive Officer effective upon Dr. Bates’ retirement and will continue to serve on the Board.

Dr. Bates founded the Company in 1977 as President and Chief Executive Officer. He transformed it into a provider of advanced medical technologies for the treatment of cancer, expanding into new markets and becoming an international provider of Gamma Knife, Image Guided Radiation Therapy and Proton Beam Radiation Therapy equipment in 15 medical centers in 14 states, as well as in one foreign country.

“It has been a tremendous honor and privilege to have served American Shared over the years,” stated Dr. Bates, Chairman, President and Chief Executive Officer. “I founded the Company with a goal of bringing advanced technology to patients and medical professionals and I am pleased that we have been able to improve the lives of thousands of people. In addition to my continuing duties at American Shared, I intend to spend more time on my many civic, charitable and non-profit activities. I have the utmost confidence in Ray and the leadership team to see through our mission.”

“We appreciate Dr. Bates’ incredible dedication to the Company as its founder and as President and CEO for the last four decades. The Company has benefited tremendously from his leadership and vision. Dr. Bates deserves extraordinary recognition and appreciation for all that he has accomplished and we are very pleased that he will continue to actively serve the Company as Executive Chairman. We also thank Ray for his willingness to serve as Interim President and CEO in order to ensure a smooth transition to new leadership at American Shared,” said Daniel G. Kelly, Jr., the Company’s lead independent director.

“I want to add my profound thanks to Dr. Bates for his vision as both a pioneer in the diagnostic imaging industry and his strategic foresight in guiding the Company’s transformation into a leading provider of advanced radiosurgery technology. I am looking forward to this opportunity to keep moving the Company forward,” said Mr. Stachowiak.

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About AMS
American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non‑invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers proton therapy, and the latest IGRT and IMRT systems.

Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services (including statements regarding the expected continued growth of the Company’s business and the planned transition of the Company’s President and Chief Executive Officer), which involve risks and uncertainties including, but not limited to, the risks of variability of financial results between quarters, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, the risks of changes to CMS reimbursement rates or reimbursement methodology, the risks of the timing, financing, and operations of the Company’s proton therapy business, the risks of the COVID-19 outbreak and its effect on the Company’s business operations and financial condition, the risk that the intended executive officer changes will not occur as currently expected, the risk that the Company will be unable to conduct an effective executive search and the risk that the Company will be unable to identify and attract a permanent successor to the Company’s President and Chief Executive Officer. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10K for the year ended December 31, 2019.

Contacts:
American Shared Hospital Services
Craig K. Tagawa
Chief Operating Officer and Chief Financial Officer
P: (415) 788-5300
ctagawa@ashs.com

PCG Advisory Group, Investor Relations
Stephanie Prince
P: (646) 762-4518
sprince@pcgadvisory.com

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